Exhibit 99.1

BANKUNITED, INC. REPORTS THIRD QUARTER 2015 RESULTS

Miami Lakes, Fla. — October 21, 2015 — BankUnited, Inc. (the “Company”) (NYSE: BKU) today announced financial results for the quarter ended September 30, 2015.

For the quarter ended September 30, 2015, the Company reported net income of $102.3 million, or $0.95 per diluted share, compared to $53.6 million, or $0.51 per diluted share, for the quarter ended September 30, 2014, and $0.43 per diluted share for the immediately preceding quarter ended June 30, 2015. Excluding the impact of a discrete income tax benefit and related professional fees, net income for the quarter ended September 30, 2015 was $53.8 million, or $0.50 per diluted share.

For the nine months ended September 30, 2015, the Company reported net income of $195.4 million, or $1.83 per diluted share. The Company reported net income of $157.4 million, or $1.50 per diluted share, for the nine months ended September 30, 2014. Earnings per diluted share was $1.37 for the nine months ended September 30, 2015, excluding the impact of the discrete income tax benefit and related professional fees.

John Kanas, Chairman, President and Chief Executive Officer, said, “As we have been predicting, increased net interest income driven by strong loan growth led to solid quarterly earnings. Net interest income increased by $15.7 million compared to the third quarter of the prior year and by $8.0 million compared to the immediately preceding quarter.”

Performance Highlights

•
Earnings for the quarter ended September 30, 2015 benefited from a discrete income tax benefit of $49.3 million. The Company recorded $1.3 million in accounting and advisory fees related to this tax benefit during the quarter ended September 30, 2015.

•
New loans and leases, including equipment under operating lease, grew by $1.2 billion during the third quarter of 2015. For the nine months ended September 30, 2015, new loans and leases increased by $3.3 billion.

•	Total deposits increased by $651 million for the quarter ended September 30, 2015 to $15.9 billion. For the nine months ended September 30, 2015, total deposits increased by $2.4 billion.

•
Net interest income increased by $15.7 million to $189.0 million for the quarter ended September 30, 2015 from $173.2 million for the quarter ended September 30, 2014. Interest income increased by $22.7 million primarily as a result of an increase in the average balance of loans outstanding. Interest expense increased by $7.0 million due primarily to an increase in average interest bearing liabilities. Net interest income grew by $8.0 million compared to the immediately preceding quarter ended June 30, 2015.

•
The net interest margin, calculated on a tax-equivalent basis, was 3.88% for the quarter ended September 30, 2015 compared to 4.58% for the quarter ended September 30, 2014 and 3.95% for the immediately preceding quarter ended June 30, 2015. The net interest margin continues to be impacted by the origination of new loans at current market yields lower than those on loans acquired in the FSB Acquisition (as defined below).

•	Book value and tangible book value per common share grew to $21.35 and $20.59, respectively, at September 30, 2015.

Capital

The Company and its banking subsidiary continue to exceed all regulatory guidelines required to be considered well capitalized. The Company’s regulatory capital ratios at September 30, 2015 were as follows:

Tier 1 leverage	9.7%

Common Equity Tier 1 ("CET1") risk-based capital	13.5%

Tier 1 risk-based capital	13.5%

Total risk-based capital	14.3%

Loans and Leases

Loans, including premiums, discounts and deferred fees and costs, increased to $15.4 billion at September 30, 2015 from $12.4 billion at December 31, 2014.  New loans grew to $14.5 billion while loans acquired in the FSB acquisition (as defined below) declined to $927 million at September 30, 2015.

For the quarter ended September 30, 2015, new commercial loans, including commercial real estate loans, commercial and industrial loans, and loans and leases originated by our commercial finance subsidiaries, grew $1.0 billion to $11.5 billion. New residential loans grew by $170 million to $2.9 billion during the third quarter of 2015.

The New York franchise contributed $483 million to new loan growth for the quarter while the Florida franchise contributed $418 million. The Company's national platforms contributed $270 million of new loan growth.  We refer to our three commercial finance subsidiaries, our mortgage warehouse lending operations, the newly acquired small business finance unit and our residential loan purchase program as national platforms. At September 30, 2015, the new loan portfolio included $5.0 billion, $4.9 billion and $4.6 billion attributable to the Florida franchise, the New York franchise and the national platforms, respectively.

A comparison of portfolio composition at the dates indicated follows:

	New Loans		Total Loans
	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
Single family residential and home equity	20.1%	22.2%	24.5%	28.6%
Multi-family	20.9%	17.1%	19.8%	15.8%
Commercial real estate	17.4%	15.6%	16.4%	14.4%
Commercial real estate - owner occupied	8.1%	9.0%	7.8%	8.4%
Construction and land	2.1%	1.5%	2.0%	1.4%
Commercial and industrial	18.7%	21.4%	17.6%	19.4%
Commercial finance subsidiaries	12.5%	13.0%	11.7%	11.8%
Consumer	0.2%	0.2%	0.2%	0.2%
	100.0%	100.0%	100.0%	100.0%

Asset Quality and Allowance for Loan and Lease Losses

For the quarters ended September 30, 2015 and 2014, the Company recorded provisions for loan losses of $17.8 million and $5.4 million, respectively. Of these amounts, provisions of $16.7 million and $6.3 million, respectively, related to new loans. For the nine months ended September 30, 2015 and 2014, the Company recorded provisions for loan losses of $34.4 million and $21.0 million, respectively. Of these amounts, provisions of $33.7 million and $20.2 million, respectively, related to new loans.

The provision for loan losses for the quarter and nine months ended September 30, 2015 was impacted by continued growth in the new loan portfolio and increases in specific reserves for loans individually determined to be impaired. A specific reserve of approximately $6.3 million was recognized in the quarter ended September 30, 2015 related to one commercial relationship.

The ratio of non-performing, non-covered loans to total non-covered loans was 0.66% and 0.29% at September 30, 2015 and December 31, 2014, respectively. The ratio of total non-performing loans to total loans was 0.67% at September 30, 2015 and 0.31% at December 31, 2014. The substantial majority of the increase in these ratios from December 31, 2014 to September 30, 2015 was attributable to one commercial relationship. At September 30, 2015, non-performing assets totaled $116.6 million, including $12.6 million of other real estate owned (“OREO”) and other foreclosed assets, compared to $52.8 million, including $13.8 million of OREO, at December 31, 2014. Non-covered, non-performing assets totaled $99.2 million, or 0.44% of total assets, at September 30, 2015. The ratio of the allowance for non-covered loan and lease losses to non-performing, non-covered loans was 120.03% and 281.54% at September 30, 2015 and December 31, 2014, respectively. The annualized ratio of net charge-offs to average non-covered loans was 0.10% for the nine months ended September 30, 2015, compared to 0.08% for the year ended December 31, 2014.

The following tables summarize the activity in the allowance for loan and lease losses for the periods indicated (in thousands):

	Three Months Ended September 30, 2015				Three Months Ended September 30, 2014
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$2,570	$104,815	$107,385	$—	$7,287	$68,184	$75,471
Provision (recovery)	—	1,073	16,746	17,819	—	(900)	6,287	5,387
Charge-offs	—	(189)	(6,903)	(7,092)	—	(1,052)	(1,642)	(2,694)
Recoveries	—	31	142	173	—	454	250	704
Balance at end of period	$—	$3,485	$114,800	$118,285	$—	$5,789	$73,079	$78,868

	Nine Months Ended September 30, 2015				Nine Months Ended September 30, 2014
	ACI Loans	Non-ACI Loans	New Loans	Total	ACI Loans	Non-ACI Loans	New Loans	Total
Balance at beginning of period	$—	$4,192	$91,350	$95,542	$2,893	$9,502	$57,330	$69,725
Provision (recovery)	—	667	33,720	34,387	2,312	(1,519)	20,189	20,982
Charge-offs	—	(1,458)	(11,186)	(12,644)	(5,205)	(2,686)	(5,369)	(13,260)
Recoveries	—	84	916	1,000	—	492	929	1,421
Balance at end of period	$—	$3,485	$114,800	$118,285	$—	$5,789	$73,079	$78,868

Deposits

At September 30, 2015, deposits totaled $15.9 billion compared to $13.5 billion at December 31, 2014.  Deposits in New York totaled $3.0 billion and $1.6 billion, respectively, at September 30, 2015 and December 31, 2014. The average cost of total deposits was 0.61% for the quarter ended September 30, 2015, compared to 0.60% for the immediately preceding quarter ended June 30, 2015 and 0.63% for the quarter ended September 30, 2014. Excluding the impact of hedge accounting and accretion of fair value adjustments, the average cost of total deposits was 0.58% for the quarter ended September 30, 2015. The average cost of interest bearing deposits was 0.74% for the quarter ended September 30, 2015 and for the immediately preceding quarter ended June 30, 2015 compared to 0.78% for the quarter ended September 30, 2014. The average cost of deposits was 0.60% for the nine months ended September 30, 2015, compared to 0.61% for the nine months ended September 30, 2014.

Net interest income

Net interest income for the quarter ended September 30, 2015 increased to $189.0 million from $173.2 million for the quarter ended September 30, 2014. Net interest income was $542.7 million for the nine months ended September 30, 2015, compared to $505.6 million for the nine months ended September 30, 2014. The most significant factor contributing to the increase in interest income was an increase in the average balance of loans outstanding, partially offset by a decline in the yield on loans. Interest expense increased due primarily to an increase in average interest bearing liabilities, offset in part by a decline in the cost of interest bearing liabilities.

The Company’s net interest margin, calculated on a tax-equivalent basis, was 3.88% for the quarter ended September 30, 2015 compared to 4.58% for the quarter ended September 30, 2014 and 3.95% for the immediately preceding quarter ended June 30, 2015. Net interest margin, calculated on a tax-equivalent basis, was 3.95% for the nine months ended September 30, 2015, compared to 4.75% for the nine months ended September 30, 2014. Significant factors impacting this expected trend in net interest margin for the quarter and nine months ended September 30, 2015 included:

•
The tax-equivalent yield on loans declined to 5.27% and 5.42% for the quarter and nine months ended September 30, 2015 compared to 6.46% and 6.65% for the quarter and nine months ended September 30, 2014, primarily because new loans, originated at yields lower than those on loans acquired in the FSB Acquisition, comprised a greater percentage of total loans.

•	The tax-equivalent yield on new loans was 3.48% and 3.49% for the quarter and nine months ended September 30, 2015 compared to 3.58% for both the quarter and nine months ended September 30, 2014.

•
The tax-equivalent yield on loans acquired in the FSB Acquisition increased to 30.75% and 28.69% for the quarter and nine months ended September 30, 2015 from 28.68% and 27.07% for the quarter and nine months ended September 30, 2014. An increase in the yield due to improvements in expected cash flows was partially offset by decreases in proceeds from the sale of residential loans from a pool of ACI loans with a zero carrying value.

•
The tax-equivalent yield on investment securities decreased to 2.65% and 2.54% for the quarter and nine months ended September 30, 2015 from 2.72% and 2.79% for the quarter and nine months ended September 30, 2014.

•
The average rate on interest bearing liabilities declined to 0.83% and 0.82%, respectively, for the quarter and nine months ended September 30, 2015 from 0.89% and 0.88% for the quarter and nine months ended September 30, 2014, primarily due to lower rates on time deposits and FHLB advances.

The Company’s net interest margin continues to be impacted by reclassifications from non-accretable difference to accretable yield on ACI loans.  Non-accretable difference at acquisition represented the difference between the total contractual payments due and the cash flows expected to be received on these loans.  The accretable yield on ACI loans represented the amount by which undiscounted expected future cash flows exceeded the recorded investment in the loans.  As the Company’s expected cash flows from ACI loans have increased since the FSB Acquisition, the Company has reclassified amounts from non-accretable difference to accretable yield.
Changes in accretable yield on ACI loans for the nine months ended September 30, 2015 and the year ended December 31, 2014 were as follows (in thousands):

Balance at December 31, 2013	$1,158,572
Reclassifications from non-accretable difference	185,604
Accretion	(338,864)
Balance at December 31, 2014	1,005,312
Reclassifications from non-accretable difference	118,819
Accretion	(216,219)
Balance at September 30, 2015	$907,912

Non-interest income

Non-interest income totaled $31.2 million and $73.0 million, respectively, for the quarter and nine months ended September 30, 2015 compared to $14.5 million and $65.1 million, respectively, for the quarter and nine months ended September 30, 2014.

The consolidated statement of income line items Provision for (recovery of) loan losses for covered loans; Income from resolution of covered assets, net; Gain on sale of covered loans, net; and Loss (gain) related to covered OREO relate to transactions in the covered assets. The line item Net loss on FDIC indemnification represents the mitigating impact of FDIC indemnification on gains and losses arising from these transactions in the covered assets. The impact on pre-tax earnings of these transactions, net of FDIC indemnification, for the quarter and nine months ended September 30, 2015 was $4.1 million and $13.2 million, respectively, compared to $2.3 million and $24.5 million, respectively, for the quarter and nine months ended September 30, 2014.

The variance in the impact on pre-tax earnings of these transactions in covered assets for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014 related primarily to sales of covered loans. The Company recognized net gains on the sale of covered loans of $26.7 million for the nine months ended September 30, 2015 and a related net loss on FDIC indemnification of $(21.5) million, resulting in a pre-tax impact of $5.2 million. For the nine months ended

September 30, 2014, the Company recognized net gains on the sale of covered loans of $22.6 million, and a related net loss on FDIC indemnification of $(7.4) million, resulting in a pre-tax impact of $15.2 million. The gain recognized for the nine months ended September 30, 2014 related primarily to the sale of covered commercial loans prior to the termination of the Commercial Shared Loss Agreement with the FDIC. The net loss on FDIC indemnification related to covered loan sales for the nine months ended September 30, 2014 did not bear the 80% relationship to the net gain on sale that might generally be expected primarily because indemnification is determined based on the unpaid principal balance of the loans sold rather than carrying value and because proceeds in excess of the unpaid principal balance are not subject to sharing with the FDIC.

Increases in income from lease financing for the quarter and nine months ended September 30, 2015 corresponded to growth in the portfolio of equipment under operating lease.

Non-interest expense

Non-interest expense totaled $132.3 million and $369.9 million, respectively, for the quarter and nine months ended September 30, 2015 compared to $108.9 million and $318.0 million, respectively, for the quarter and nine months ended September 30, 2014. The most significant component of the increase in non-interest expense for the quarter and nine months ended September 30, 2015 was the increase in amortization of the FDIC indemnification asset.

Amortization of the FDIC indemnification asset was $28.4 million and $76.9 million, respectively, for the quarter and nine months ended September 30, 2015 compared to $17.9 million and $48.9 million, respectively, for the quarter and nine months ended September 30, 2014. The amortization rate increased to 13.49% and 11.52%, respectively, for the quarter and nine months ended September 30, 2015 from 6.72% and 5.88%, respectively, for the quarter and nine months ended September 30, 2014. As the expected cash flows from ACI loans have increased, expected cash flows from the FDIC indemnification asset have decreased, resulting in continued increases in the amortization rate.

Professional fees for the quarter and nine months ended September 30, 2015 includes $1.3 million in accounting and advisory fees related to a discrete income tax benefit.

Provision for income taxes

The effective income tax rate was (46.1)% and 7.6%, respectively, for the quarter and nine months ended September 30, 2015, compared to 27.0% and 32.1%, respectively, for the quarter and nine months ended September 30, 2014. The effective income tax rate for the quarter and nine months ended September 30, 2015 reflects a discrete income tax benefit of $49.3 million. The tax benefit, predicated on guidance issued by the IRS in 2015, relates to the Company's ability to claim additional tax basis in certain assets acquired in the FSB Acquisition. In addition, $5.9 million and $5.0 million, respectively, of reserves for uncertain tax liabilities were released in the quarters ended September 30, 2015 and 2014, due to the lapse of the statute of limitations related thereto.

Non-GAAP Financial Measures

Tangible book value per common share is a non-GAAP financial measure. Management believes this measure is relevant to understanding the capital position and performance of the Company. Disclosure of this non-GAAP financial measure also provides a meaningful base for comparability to other financial institutions. The following table reconciles the non-GAAP financial measurement of tangible book value per common share to the comparable GAAP financial measurement of book value per common share at September 30, 2015 (in thousands except share and per share data):

Total stockholders’ equity	$2,210,568
Less: goodwill and other intangible assets	78,408
Tangible stockholders’ equity	$2,132,160

Common shares issued and outstanding	103,529,759

Book value per common share	$21.35

Tangible book value per common share	$20.59

Net income and earnings per diluted common share excluding the impact of a discrete income tax benefit and related professional fees are non-GAAP financial measures. Management believes disclosure of these measures enhances readers' ability to compare the Company's financial performance for the current period to that of other periods presented. The following table reconciles these non-GAAP financial measurements to the comparable GAAP financial measurements of net income and earnings per diluted share for the three and nine months ended September 30, 2015 (in thousands except share and per share data):

	Three Months Ended September 30, 2015	Nine Months Ended September 30, 2015
Net income excluding the impact of a discrete income tax benefit and related professional fees:
Net income (GAAP)	$102,303	$195,397
Less discrete income tax benefit	(49,323)	(49,323)
Add back related professional fees, net of tax of $524	801	801
Net income excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)	$53,781	$146,875

Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees:
Diluted earnings per common share (GAAP)	$0.95	$1.83
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees (non-GAAP)	(0.47)	(0.47)
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	0.02	0.02
Diluted earnings per common share, excluding the impact of a discrete income tax benefit and related professional fees (non-GAAP)(1)	$0.50	$1.37

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees:
Discrete income tax benefit and related professional fees, net of tax	$(48,522)	$(48,522)
Weighted average shares for diluted earnings per share (GAAP)	103,316,798	102,782,029
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees (non-GAAP)	$(0.47)	$(0.47)

Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities:
Discrete income tax benefit and related professional fees, net of tax, allocated to participating securities	$1,898	$1,885
Weighted average shares for diluted earnings per share (GAAP)	103,316,798	102,782,029
Impact on diluted earnings per common share of discrete income tax benefit and related professional fees allocated to participating securities (non-GAAP)	$0.02	$0.02

(1) Amount for the nine months ended September 30, 2015 adjusted for rounding

Earnings Conference Call and Presentation

A conference call to discuss quarterly results will be held at 9:00 a.m. ET on Wednesday, October 21, 2015 with Chairman, President and Chief Executive Officer, John A. Kanas, and Chief Financial Officer, Leslie N. Lunak.

The earnings release will be available on the Investor Relations page under About Us on www.bankunited.com prior to the call. The call may be accessed via a live Internet webcast at www.bankunited.com or through a dial in telephone number at (855) 798-3052 (domestic) or (234) 386-2812 (international). The name of the call is BankUnited, Inc. and the confirmation number for the call is 58238944. A replay of the call will be available from 12:00 p.m. ET on October 21st through 11:59 p.m. ET on October 29th by calling (855) 859-2056 (domestic) or (404) 537-3406 (international). The pass code for the replay is 58238944. An archived webcast will also be available on the Investor Relations page of www.bankunited.com.

About BankUnited, Inc. and the FSB Acquisition

BankUnited, Inc., with total assets of $22.5 billion at September 30, 2015, is the bank holding company of BankUnited, N.A., a national bank headquartered in Miami Lakes, Florida with 97 branches in 15 Florida counties and 6 banking centers in the New York metropolitan area at September 30, 2015.

The Company was organized by a management team led by its Chairman, President and Chief Executive Officer, John A. Kanas, in 2009.  On May 21, 2009, BankUnited acquired substantially all of the assets and assumed all of the non-brokered deposits and substantially all other liabilities of BankUnited, FSB from the FDIC, in a transaction referred to as the FSB Acquisition.  Concurrently with the FSB Acquisition, BankUnited entered into two loss sharing agreements, or the Loss Sharing Agreements, which covered certain legacy assets, including the entire legacy loan portfolio and OREO, and certain purchased investment securities.  Assets covered by the Loss Sharing Agreements are referred to as “covered assets” (or, in certain cases, “covered loans”). The Loss Sharing Agreements do not apply to subsequently purchased or originated loans (“new loans”) or other assets. Effective May 22, 2014 and consistent with the terms of the Loss Sharing Agreements, loss share coverage was terminated for those commercial loans and OREO and certain investment securities that were previously covered under the Loss Sharing Agreements.  Pursuant to the terms of the Loss Sharing Agreements, the covered assets are subject to a stated loss threshold whereby the FDIC will reimburse BankUnited for 80% of losses, including certain interest and expenses, up to the $4.0 billion stated threshold and 95% of losses in excess of the $4.0 billion stated threshold.  The Company’s current estimate of cumulative losses on the covered assets is approximately $3.9 billion.  The Company has received $2.6 billion from the FDIC in reimbursements under the Loss Sharing Agreements for claims filed for incurred losses as of September 30, 2015.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance.

The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words.  Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations.  The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations contemplated by the Company will be achieved.  Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity.  If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements.  These factors should not be construed as exhaustive.  The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.  A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements.  Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 available at the SEC’s website (www.sec.gov).

Contacts
BankUnited, Inc.
Investor Relations:
Leslie N. Lunak, 786-313-1698
llunak@bankunited.com
or
Media Relations:
Mary Harris, 305-817-8117
mharris@bankunited.com

Source: BankUnited, Inc.

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share and per share data)

	September 30, 2015	December 31, 2014
ASSETS
Cash and due from banks:
Non-interest bearing	$25,262	$46,268
Interest bearing	51,619	33,979
Interest bearing deposits at Federal Reserve Bank	195,533	100,596
Federal funds sold	3,867	6,674
Cash and cash equivalents	276,281	187,517
Investment securities available for sale, at fair value	4,661,446	4,585,694
Investment securities held to maturity	10,000	10,000
Non-marketable equity securities	217,945	191,674
Loans held for sale	50,791	1,399
Loans (including covered loans of $854,117 and $1,043,864)	15,431,385	12,414,769
Allowance for loan and lease losses	(118,285)	(95,542)
Loans, net	15,313,100	12,319,227
FDIC indemnification asset	798,223	974,704
Bank owned life insurance	225,089	215,065
Equipment under operating lease, net	401,754	314,558
Other real estate owned (including covered OREO of $9,136 and $13,645)	9,676	13,780
Deferred tax asset, net	154,050	117,215
Goodwill and other intangible assets	78,408	68,414
Other assets	340,908	211,282
Total assets	$22,537,671	$19,210,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Demand deposits:
Non-interest bearing	$2,723,347	$2,714,127
Interest bearing	1,362,471	899,696
Savings and money market	7,260,978	5,896,007
Time	4,551,096	4,001,925
Total deposits	15,897,892	13,511,755
Federal Home Loan Bank advances and other borrowings	4,093,816	3,318,559
Other liabilities	335,395	327,681
Total liabilities	20,327,103	17,157,995

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01 per share, 400,000,000 shares authorized; 103,529,759 and 101,656,702 shares issued and outstanding	1,035	1,017
Paid-in capital	1,399,003	1,353,538
Retained earnings	780,011	651,627
Accumulated other comprehensive income	30,519	46,352
Total stockholders' equity	2,210,568	2,052,534
Total liabilities and stockholders' equity	$22,537,671	$19,210,529

BANKUNITED, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest income:
Loans	$190,294	$171,591	$545,683	$499,558
Investment securities	30,889	27,816	85,393	78,383
Other	2,715	1,815	7,338	5,576
Total interest income	223,898	201,222	638,414	583,517
Interest expense:
Deposits	23,959	19,432	65,818	52,994
Borrowings	10,988	8,541	29,939	24,932
Total interest expense	34,947	27,973	95,757	77,926
Net interest income before provision for loan losses	188,951	173,249	542,657	505,591
Provision for (recovery of) loan losses (including $1,073, $(900), $667 and $793 for covered loans)	17,819	5,387	34,387	20,982
Net interest income after provision for loan losses	171,132	167,862	508,270	484,609
Non-interest income:
Income from resolution of covered assets, net	12,364	14,525	41,261	39,756
Net loss on FDIC indemnification	(15,988)	(16,958)	(53,024)	(39,758)
FDIC reimbursement of costs of resolution of covered assets	134	1,411	841	3,651
Service charges and fees	4,637	4,236	13,580	12,427
Gain on sale of loans, net (including gain related to covered loans of $9,288, $3,667, $26,711 and $22,595)	11,301	3,789	29,690	23,112
Gain on investment securities available for sale, net	2,343	795	5,493	1,156
Lease financing	12,673	4,122	25,954	12,685
Other non-interest income	3,709	2,531	9,177	12,090
Total non-interest income	31,173	14,451	72,972	65,119
Non-interest expense:
Employee compensation and benefits	55,316	50,003	156,640	149,008
Occupancy and equipment	19,103	17,782	56,207	52,245
Amortization of FDIC indemnification asset	28,409	17,948	76,874	48,883
Other real estate owned expense, net (including loss (gain) related to covered OREO of $493, $93, $1,186 and $(2,495))	1,191	1,501	3,468	1,530
Deposit insurance expense	3,615	2,452	9,696	7,015
Professional fees	4,095	3,106	10,073	9,663
Telecommunications and data processing	3,451	3,332	10,267	9,905
Other non-interest expense	17,089	12,809	46,636	39,765
Total non-interest expense	132,269	108,933	369,861	318,014
Income before income taxes	70,036	73,380	211,381	231,714
Provision (benefit) for income taxes	(32,267)	19,813	15,984	74,333
Net income	$102,303	$53,567	$195,397	$157,381
Earnings per common share, basic	$0.96	$0.51	$1.84	$1.51
Earnings per common share, diluted	$0.95	$0.51	$1.83	$1.50
Cash dividends declared per common share	$0.21	$0.21	$0.63	$0.63

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Three Months Ended September 30,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate (1) (2)	Average Balance	Interest (1)	Yield / Rate (1)(2)
Assets:
Interest earning assets:
Loans	$14,682,712	$194,286	5.27%	$10,769,828	$174,504	6.46%
Investment securities (3)	4,832,109	31,970	2.65%	4,193,309	28,556	2.72%
Other interest earning assets	460,964	2,715	2.34%	473,419	1,815	1.52%
Total interest earning assets	19,975,785	228,971	4.57%	15,436,556	204,875	5.29%
Allowance for loan and lease losses	(110,233)			(78,219)
Non-interest earning assets	1,998,023			1,886,180
Total assets	$21,863,575			$17,244,517
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,352,069	1,547	0.45%	$791,648	815	0.41%
Savings and money market deposits	7,074,730	10,013	0.56%	5,169,380	6,929	0.53%
Time deposits	4,396,640	12,399	1.12%	3,934,361	11,688	1.18%
Total interest bearing deposits	12,823,439	23,959	0.74%	9,895,389	19,432	0.78%
FHLB advances and other borrowings	3,892,933	10,988	1.12%	2,620,323	8,541	1.29%
Total interest bearing liabilities	16,716,372	34,947	0.83%	12,515,712	27,973	0.89%
Non-interest bearing demand deposits	2,678,429			2,447,150
Other non-interest bearing liabilities	290,758			257,053
Total liabilities	19,685,559			15,219,915
Stockholders' equity	2,178,016			2,024,602
Total liabilities and stockholders' equity	$21,863,575			$17,244,517
Net interest income		$194,024			$176,902
Interest rate spread			3.74%			4.40%
Net interest margin			3.88%			4.58%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS
(Dollars in thousands)

	Nine Months Ended September 30,
	2015			2014
	Average Balance	Interest (1)	Yield / Rate (1)(2)	Average Balance	Interest (1)	Yield / Rate (1)(2)
Assets:
Interest earning assets:
Loans	$13,721,518	$556,919	5.42%	$10,188,110	$507,309	6.65%
Investment securities (3)	4,631,331	88,084	2.54%	3,844,005	80,415	2.79%
Other interest earning assets	466,947	7,338	2.10%	439,090	5,576	1.70%
Total interest earning assets	18,819,796	652,341	4.63%	14,471,205	593,300	5.47%
Allowance for loan and lease losses	(104,210)			(74,478)
Non-interest earning assets	1,969,880			1,929,339
Total assets	$20,685,466			$16,326,066
Liabilities and Stockholders' Equity:
Interest bearing liabilities:
Interest bearing demand deposits	$1,129,288	3,880	0.46%	$731,712	2,270	0.41%
Savings and money market deposits	6,601,070	26,700	0.54%	4,915,728	18,312	0.50%
Time deposits	4,210,793	35,238	1.12%	3,643,425	32,412	1.19%
Total interest bearing deposits	11,941,151	65,818	0.74%	9,290,865	52,994	0.76%
FHLB advances and other borrowings	3,626,804	29,939	1.10%	2,545,148	24,932	1.31%
Total interest bearing liabilities	15,567,955	95,757	0.82%	11,836,013	77,926	0.88%
Non-interest bearing demand deposits	2,698,570			2,270,947
Other non-interest bearing liabilities	280,208			219,794
Total liabilities	18,546,733			14,326,754
Stockholders' equity	2,138,733			1,999,312
Total liabilities and stockholders' equity	$20,685,466			$16,326,066
Net interest income		$556,584			$515,374
Interest rate spread			3.81%			4.59%
Net interest margin			3.95%			4.75%

(1) On a tax-equivalent basis where applicable
(2) Annualized
(3) At fair value except for securities held to maturity

BANKUNITED, INC. AND SUBSIDIARIES
EARNINGS PER COMMON SHARE
(In thousands except share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
c	2015	2014	2015	2014
Basic earnings per common share:
Numerator:
Net income	$102,303	$53,567	$195,397	$157,381
Distributed and undistributed earnings allocated to participating securities	(4,016)	(2,130)	(7,578)	(6,215)
Income allocated to common stockholders for basic earnings per common share	$98,287	$51,437	$187,819	$151,166
Denominator:
Weighted average common shares outstanding	103,503,425	101,657,560	103,064,484	101,545,930
Less average unvested stock awards	(1,176,288)	(1,175,739)	(1,121,973)	(1,120,393)
Weighted average shares for basic earnings per common share	102,327,137	100,481,821	101,942,511	100,425,537
Basic earnings per common share	$0.96	$0.51	$1.84	$1.51
Diluted earnings per common share:
Numerator:
Income allocated to common stockholders for basic earnings per common share	$98,287	$51,437	$187,819	$151,166
Adjustment for earnings reallocated from participating securities	25	5	30	14
Income used in calculating diluted earnings per common share	$98,312	$51,442	$187,849	$151,180
Denominator:
Weighted average shares for basic earnings per common share	102,327,137	100,481,821	101,942,511	100,425,537
Dilutive effect of stock options	989,661	140,006	839,518	142,035
Weighted average shares for diluted earnings per common share	103,316,798	100,621,827	102,782,029	100,567,572
Diluted earnings per common share	$0.95	$0.51	$1.83	$1.50

BANKUNITED, INC. AND SUBSIDIARIES
SELECTED RATIOS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Financial ratios (5)
Return on average assets	1.86%	1.23%	1.26%	1.29%
Return on average stockholders’ equity	18.64%	10.50%	12.21%	10.52%
Net interest margin (4)	3.88%	4.58%	3.95%	4.75%

	September 30, 2015	December 31, 2014
Capital ratios
Tier 1 leverage	9.7%	10.7%
Common Equity Tier 1 ("CET1") risk-based capital	13.5%	N/A
Tier 1 risk-based capital	13.5%	15.5%
Total risk-based capital	14.3%	16.3%

	September 30, 2015		December 31, 2014
	Non-Covered	Total	Non-Covered	Total
Asset quality ratios
Non-performing loans to total loans (1) (3)	0.66%	0.67%	0.29%	0.31%
Non-performing assets to total assets (2)	0.44%	0.52%	0.17%	0.27%
Allowance for loan and lease losses to total loans (3)	0.79%	0.77%	0.80%	0.77%
Allowance for loan and lease losses to non-performing loans (1)	120.03%	113.73%	281.54%	244.69%
Net charge-offs to average loans (5)	0.10%	0.11%	0.08%	0.15%

(1) We define non-performing loans to include non-accrual loans, loans, other than ACI loans, that are past due 90 days or more and still accruing and certain loans modified in troubled debt restructurings.  Contractually delinquent ACI loans on which interest continues to be accreted are excluded from non-performing loans.

(2) Non-performing assets include non-performing loans and OREO.

(3) Total loans include premiums, discounts, and deferred fees and costs.

(4) On a tax-equivalent basis.

(5) Annualized.